EXHIBIT 99.1

PRESS RELEASE
First Quarter 2015 Results

► Improved revenue growth of 6% yoy to €443.4 million, driven by higher cable subscription revenue and double-digit top line growth in mobile telephony and B2B;
► Adjusted EBITDA of €235.0 million, yoy growth impacted by €12.5 million one-off benefit in Q1 2014;
► Acquisition of BASE Company for €1.325 billion will provide stable long-term mobile access and secures our future as a leading integrated telecommunications provider.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, April 28, 2015 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2015.

HIGHLIGHTS

•	Continued focus on product quality, innovation and providing an amazing customer experience drove a 9% net increase in triple-play subscribers, representing around 48% of our customer base;

•
Surpassed 900,000 mobile postpaid subscribers(8), driven by a sequential improvement in net mobile postpaid subscriber acquisitions in Q1 2015 to 30,200 as a result of our attractive handset subsidy offers;

•
Revenue of €443.4 million, up 6% yoy, driven by solid multiple-play growth, the benefit from selective price increase on certain fixed services in January 2015 and double-digit growth in our mobile and B2B activities;

•
Adjusted EBITDA(1) of €235.0 million in Q1 2015, down 1% yoy, as Q1 2014 included a nonrecurring €12.5 million benefit from the settlement of certain operational contingencies. Excluding this nonrecurring impact, we achieved a solid underlying growth in our Adjusted EBITDA despite higher handset subsidy costs;

•
Accrued capital expenditures(2) of €89.6 million, around 20% of revenue, impacted by the recognition of the Belgian football broadcasting rights for the 2015-2016 season. Excluding this impact, accrued capital expenditures were around 14% of revenue as a result of phasing and lower set-top box expenditures;

•
Free Cash Flow(3) of €24.6 million for Q1 2015, down €3.0 million, or 11% yoy, as a result of substantially higher cash taxes, partly offset by working capital improvements and lower cash interest expenses;

•	Full year outlook reaffirmed: revenue and Adjusted EBITDA growth of 4-5% and around 4% respectively, accrued capital expenditures of around 21% of revenue and Free Cash Flow of €240.0-250.0 million.

As of and for the three months ended	March 2015	March 2014	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	443.4	416.8	6%
Operating Profit	131.4	147.6	-11%
Net Profit	34.1	38.8	-12%
Basic Earnings Per Share	0.29	0.34	-15%
Diluted Earnings Per Share	0.29	0.33	-12%
Adjusted EBITDA (1)	235.0	237.8	-1%
Adjusted EBITDA margin %	53.0%	57.1%
Accrued Capital Expenditures (2)	89.6	70.0	28%
Accrued Capital Expenditures as % of revenue	20.2%	16.8%
Free Cash Flow (3)	24.6	27.6	-11%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Video	2,071,400	2,098,000	-1%
Basic Video(4)	383,300	448,600	-15%
Enhanced Video(5)	1,688,100	1,649,400	2%
Broadband internet(6)	1,534,500	1,473,600	4%
Fixed telephony(7)	1,174,500	1,092,100	8%
Mobile telephony(8)	924,500	779,400	19%
Triple-play customers	1,044,800	959,200	9%
Services per customer relationship (9)	2.19	2.12	3%
ARPU per customer relationship (€ / month) (9) (10)	48.8	46.2	6%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 2

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

“We’re off to a good start, having achieved solid operational and financial results for the first three months of the year. As in the previous quarter, net subscriber growth for our advanced fixed services of enhanced video, broadband internet and fixed telephony was impacted by the intensely competitive environment and the fading impact from the revamp of our triple-play bundles “Whop” and “Whoppa”. During the quarter, we also experienced a further anticipated increase in churn for all advanced fixed services, in addition to basic video, as a result of the January 2015 price adjustment. Still, we achieved 34,200 net subscriber additions to our advanced fixed services in the quarter, while continuing to see a solid inflow of triple-play subscribers. At March 31, 2015, around 48% of our customer base subscribed to all three fixed services compared to around 44% at the end of March 2014. Recently, we further improved the attractiveness of our “Whop” and “Whoppa” bundles through upgrades to both download and upload speeds. With download speeds of up to 100 Mbps and up to 200 Mbps, our “Whop” and “Whoppa” bundles provide both residential and business customers the fastest internet experience in our footprint, exceeding the base speeds offered by our direct competitors.

Relative to Q4 last year when the rate of net mobile postpaid subscriber additions slowed as result of aggressive handset subsidy campaigns and temporary discounts offered by our direct competitors, we managed to turn the tide in the first quarter thanks to our successful marketing campaigns, including attractive handset subsidized rate plans. Having achieved 30,200 net mobile postpaid subscriber additions during the first three months of the year, we now serve over 900,000 mobile subscribers in our Flemish and Brussels franchise areas. And there is more to come as we recently launched our “Family Deal” packages, offering a recurring monthly discount on multiple SIMs for both existing and new triple-play subscribers. Last week, we announced the acquisition of BASE Company, the third-largest mobile operator in the Belgian market. Valued at €1.325 billion, this represents a purchase price multiple of 5.0x BASE’s 2015 estimated Adjusted EBITDAi, as adjusted for projected annual run-rate synergies and one-off integration costs and investmentsii, which represents an attractive multiple for our shareholders. Through this acquisition, we will make a significant step to secure long-term mobile access conditions, ensuring we are well positioned to effectively compete for the future growth opportunity of mobile data.
For the first three months of 2015, we generated revenue of €443 million, up 6% compared to the prior year period. Relative to preceding quarters, our revenue growth rate improved driven by continued multiple-play growth, a growing contribution from our mobile business and the benefit from the January 2015 price increase. Furthermore, our revenue growth rate was no longer impacted by last year’s decline in standalone handset sales. Our Adjusted EBITDA in the first quarter reached €235 million, and was slightly down compared to Q1 last year when our Adjusted EBITDA included a €13 million nonrecurring benefit related to the settlement of certain operational contingencies. Excluding this impact, we achieved healthy underlying growth in our Adjusted EBITDA despite relatively higher handset subsidy-related expenses. Accrued capital expenditures of €90 million represented around 20% of our revenue for the first quarter, but were impacted by the recognition in Q1 2015 of the non-exclusive broadcasting rights for the Belgium Jupiler Pro League for the 2015-2016 season. Excluding this impact, they reached around 14% of our revenue as a result of timing variances in certain network investments and generally lower set-top box related capital expenditures. Finally, we achieved Free Cash Flow of €25 million, representing a decrease of €3 million, or 11%, compared to Q1 last year. Lower cash interest expenses as a result of last year’s refinancing and derivatives unwinding and a marked improvement in our working capital trend were more than offset by substantially higher cash tax expenses in the quarter. As we do not anticipate additional income tax payments in FY 2015, we are on track to deliver on our full year Free Cash Flow outlook of €240-250 million.
Having thus concluded the first three months of the year, we reaffirm our full year outlook as presented mid-February. As such, we continue to target healthy organic revenue growth of 4-5% and Adjusted EBITDA growth of around 4% as yoy growth will be restrained since last year’s Adjusted EBITDA included the aforementioned nonrecurring benefit. As we anticipate gradually higher network investments as part of our “Grote Netwerf” program, we expect accrued capital expenditures to increase relative to the first quarter (excluding the Belgian football broadcasting rights). Finally, we see healthy Free Cash Flow between €240-250 million for the full year.”

_________________________________

i
The estimated FY 2015 Adjusted EBITDA of €165 million under EU-IFRS is based on Telenet management’s assumptions and is adjusted to exclude BASE Company’s discontinued operations and reorganization costs.

ii
Based on Telenet management’s assumptions including estimated annual run-rate savings on FY 2017 MVNO-related expenses and other estimated annual run-rate opex savings to be achieved by FY 2019. In addition, for purposes of computing the acquisition multiples, the enterprise value was increased by approximately €240 million of projected one-off investments in BASE Company’s network and integration costs.

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Revenue by nature: In Q1 2015, we changed the way we present the disclosure of our revenue in order to further align with our controlling shareholder and to provide a greater level of transparency on the underlying evolution of (i) our traditional cable subscription revenue, (ii) the revenue generated by our mobile telephony customers, (iii) our B2B revenue and (iv) our other revenue, which includes amongst others the revenue generated from the sale of set-top boxes and handsets, interconnection revenue and carriage fees. We have also applied these changes retroactively to the prior year quarters.

RGU adjustment: In Q1 2015, we changed the way we calculate certain operational key performance indicators to further align with our controlling shareholder. From January 1, 2015, RGUs are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (for instance a primary and a secondary home) that individual will count as two RGUs for that service. This definition adjustment also impacted certain other derived operational parameters, including amongst others multiple-play penetration levels, the number of services per unique customer and the underlying ARPU generated by such unique customers. During the quarter, we also modified certain video subscriber definitions to better align these definitions with the underlying services received by our customers and have replaced our “digital cable TV” and “analog cable TV” subscriber definitions with “enhanced video” and “basic video” respectively. We have also applied these changes retroactively to the prior year quarters.

Free Cash Flow: In Q1 2015, we changed our Free Cash Flow definition to further align with our controlling shareholder. From January 1, 2015, Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (i) purchases of property and equipment and purchases of intangibles of our continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows.

Reclassification of certain device-related payments: In Q4 2014, we changed the classification of certain device-related payments from purchases of property and equipment in the investing section of our consolidated cash flow statement to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. We have applied this classification retroactively to January 1, 2014. Accordingly, €18.4 million of device-related payments during the first three months of 2014 were reclassified to working capital changes and other non-cash items in the operating section of our consolidated cash flow statement. The reclassification of these cash flows did not impact our net results or our Free Cash Flow.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

As of March 31, 2015, we served 2,186,600 customer relationships, which represented approximately 75% of the 2,921,100 homes passed by our network. As of March 31, 2015, we provided 4,780,400 services (excluding our mobile RGUs), consisting of 2,071,400 video subscribers, 1,534,500 broadband internet subscribers and 1,174,500 fixed telephony RGUs. We also had 924,500 mobile postpaid subscribers as of March 31, 2015. In addition, approximately 81% of our video subscribers had upgraded to our enhanced video platform at the Q1 2015 quarter-end. Compared to the prior year period, we provided 3% more services (excluding our mobile RGUs).

Throughout the first quarter of 2015, we added 34,200 net subscribers to our advanced fixed services of enhanced video, broadband internet and fixed telephony. As in Q4 2014, net subscriber growth for our advanced fixed services in Q1 2015 was impacted by the intensely competitive environment and the fading impact from the revamp of our triple-play bundles “Whop” and “Whoppa”. Nevertheless, we continued to enjoy a solid 9% net subscriber growth for our leading triple-play bundles, achieving a triple-play subscriber base of 1,044,800 subscribers at March 31, 2015. At

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March 31, 2015, we had nearly 48% of our customer relationships subscribing to our triple-play services compared to around 44% at March 31, 2014. The progress in our multiple-play strategy can also be derived from the number of services customers receive from us. At March 31, 2015, our customers subscribed to an average of 2.19 services, up 3% compared to March 31, 2014 when our bundling ratio was 2.12 (excluding mobile telephony in both cases).

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €48.8 for the first three months of 2015. This was up €2.6, or 6%, compared to the prior year period when the ARPU per customer relationship amounted to €46.2. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix; (ii) a larger share of enhanced video customers subscribing to our “Play” and “Play More” premium entertainment services and; (iii) the benefit from the selective price increase on certain fixed services as of January 25, 2015. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

At March 31, 2015, we served 1,534,500 broadband internet subscribers, equivalent to 52.5% of the homes passed by our leading HFC network as compared to 50.8% at the end of Q1 2014. Net subscriber growth for our broadband internet services in Q1 2015 of 11,200 was restrained by higher churn as a result of the intensely competitive market environment and the anticipated impact from the January 2015 price adjustments. In Q1 2015, annualized churn for our broadband internet service reached 7.6% compared to 7.0% for the prior year period. Our triple-play bundles “Whop” and “Whoppa” now offer download speeds of respectively 100 Mbps and 200 Mbps, exceeding the base tier download speeds of our direct competitors. We have deployed nearly 1.2 million active WiFi Homespots and operate approximately 2,000 WiFi Hotpsots in public areas, excluding the WiFi Homespots from the Walloon cable operator VOO which are also freely accessible to our broadband internet subscribers.

1.3    Fixed telephony

In Q1 2015, we achieved 15,000 net fixed telephony subscriber additions as we continue to successfully cross-sell our “Whop” and “Whoppa” triple-play bundles to both our new and existing customers so they can fully enjoy the benefits of their digital lifestyle. At March 31, 2015, we served 1,174,500 fixed telephony subscribers (+8% year-on-year), equivalent to 40.2% of the homes passed by our network compared to 37.7% at March 31, 2014. The number of registered devices using our innovative VoIP “Triiing” app increased to approximately 325,700 at March 31, 2015, representing around 28% of our fixed telephony subscriber base already. In Q1 2015, annualized churn for our fixed telephony service reached 8.9%, representing an increase of 140 basis points compared to Q1 2014. This primarily reflected the intensely competitive environment, including sustained competition from mobile providers, and the anticipated impact from the January 2015 price adjustments.

1.4    Mobile telephony

Relative to the previous quarter when the pace of net mobile postpaid subscriber acquisitions slowed as a result of the intensely competitive environment, we managed to reverse this downward trend in Q1 2015. Following a highly competitive Q4 last year, the pressure from handset subsidies and other temporary discounts offered by our direct competitors eased to some extent and at the same time our targeted campaigns, including handset subsidies and discounts, proved successful. As a result, we recorded 30,200 net mobile postpaid subscriber acquisitions for the first three months of 2015, up 16% sequentially. At March 31, 2015, our mobile postpaid subscriber base reached 924,500 active SIMs, which was up 19% year-on-year. Unlike annualized churn for our advanced fixed services, annualized churn for our mobile services improved 180 basis points sequentially to 15.9% and was also slightly lower compared to the prior year period.

The ARPU generated by our mobile subscribers reached €25.6 in Q1 2015 versus €26.0 in Q4 2014 and €26.5 in Q1 2014 (all figures including interconnection). The decrease compared to the prior year period was primarily driven by the conversion of certain legacy mobile tariff plans to our latest mobile rate plans, including “King Supersize” and lowered headline prices for our high-end “Kong” subscriptions. On a sequential basis, the decline in mobile ARPU

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(including interconnection) was driven by the combined effect of lower out-of-bundle and interconnection revenues, the continued pressure on SMS usage and wider mobile data adoption in general.

1.5    Video

ENHANCED VIDEO
At March 31, 2015, we served 1,688,100 enhanced video customers as we added 8,000 net enhanced video subscribers in Q1 2015. As of March 31, 2015, approximately 81% of our video customers subscribed to our enhanced video services compared to around 79% at March 31, 2014. Relative to the preceding quarters, we saw a slowdown in net enhanced video subscriber additions after the strong uptake in Q3 2014 following the phasing-out of our SD video platform. At the end of the first quarter of 2015, approximately 207,300 customers subscribed to our “Sporting Telenet” pay television channels, which was slightly up compared to Q4 2014. At March 31, 2015, approximately 23% of our digital TV subscribers were actively using our “Yelo TV” app, through which they can enjoy a unique content experience on multiple connected devices in the home and abroad through our WiFi Homespots and Hotspots. At March 31, 2015, our subscription VOD packages “Play” and “Play More” had 176,700 customers, up a strong 17% compared to Q4 2014.

BASIC VIDEO
Relative to December 31, 2014, subscribers to our total basic and enhanced video services decreased by 11,900 to 2,071,400 at March 31, 2015. The net organic subscriber loss in Q1 2015 was above the average churn witnessed in previous quarters in 2014 and reflected the intensely competitive environment, characterized by the availability of other digital and over-the-top (“OTT”) platforms in our market, and the anticipated impact from the January 2015 price adjustments. The aforementioned organic loss rate excludes migrations to our enhanced video services and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of basic video subscribers, offset by further growth in multiple‐play subscribers, generating a higher ARPU relative to the basic video ARPU.

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2	Financial highlights

2.1    Revenue

For the first three months of 2015, we generated revenue of €443.4 million, representing a 6% increase compared to the prior year period when we produced revenue of €416.8 million. All of our revenue growth in the period was organic and directly driven by (i) solid multiple-play growth with the number of triple-play subscribers up 9% compared to Q1 2014, (ii) the benefit from the selective price increase on certain fixed services in January 2015, (iii) a 15% higher contribution from our mobile activities, and (iv) a 11% increase in our business services revenue. Relative to preceding quarters, our year-on-year revenue growth showed a meaningful acceleration in Q1 2015 for the reasons mentioned above and as last year’s revenue decrease from standalone handset sales no longer impacted our revenue growth trend.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which includes, amongst others, (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our revamped subscription VOD packages “Play” and “Play More” and “Sporting Telenet”, and (iii) our VOD platform, including both transactional and broadcasting-on-demand features. For the first three months of 2015, video revenue amounted to €137.3 million, representing a 1% increase compared to the prior year period when we achieved €135.3 million. This increase was tied to (i) growth in recurring set-top box rental fees and (ii) growth in our premium content business, in part offset by a gradual decline in our total video subscriber base.

BROADBAND INTERNET
The revenue generated by our 1.5 million residential and small business broadband internet RGUs totaled €135.2 million for the first three months of 2015 and was up 7% compared to the prior year period when we recorded broadband internet revenue of €126.3 million. Our revenue growth was driven by (i) a solid 4% growth in our subscriber base and (ii) the benefit from the aforementioned price increase effective from the end of January 2015, in part offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers. For the first three months of 2015, our fixed-line telephony revenue increased 10% to €56.3 million compared to €51.2 million for the prior year period driven by (i) a solid 8% increase in fixed-line telephony subscribers, (ii) higher usage-related revenue and (iii) the benefit from the aforementioned January 2015 price increase, partly offset by a growing proportion of bundle discounts.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both (i) the interconnection revenue generated by these customers and (ii) revenue earned from standalone handset sales. For the first three months of 2015, we generated mobile telephony revenue of €47.9 million, up €6.1 million, or 15%, compared to €41.8 million for the prior year period, reflecting continued double-digit growth in the number of postpaid subscribers, partially offset by a decrease in usage-related revenue.

BUSINESS SERVICES
The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security. Revenue generated by our business customers on all coax‐related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €28.4 million for the first three months of 2015, which was up 11% compared to the prior year period

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when our business services yielded revenue of €25.7 million, driven by (i) higher revenue from carrier services for mobile and (ii) higher security-related revenue.

OTHER
Other revenue primarily includes, among other items, (i) standalone mobile handset sales, (ii) channel carriage fees, (iii) interconnection revenue from both our fixed and mobile telephony customers, (iv) product activation and installation fees, and (v) set-top box sales revenue. Other revenue reached €38.3 million for the first three months of 2015 compared to €36.5 million for the prior year period. This 5% year-on-year revenue increase was predominantly driven by higher interconnection revenue generated by our mobile customers.

2.2    Expenses

In Q1 2015, we incurred total operating expenses of €312.0 million, representing an increase of 16% compared to the prior year period. A 17% decrease in advertising, sales and marketing expenses in the quarter was more than offset by (i) higher network operating and service costs, (ii) higher depreciation, amortization and impairment charges and (iii) higher costs related to share based compensation. Our total operating expenses in Q1 2014 reflected a €12.5 million favorable impact from the settlement of certain operational contingencies, without which the growth in our total operating expenses in Q1 2015 would have been lower.

Our operating expenses represented approximately 70% of our revenue for Q1 2015 as compared to approximately 65% for Q1 2014. The relative increase compared to the prior year was primarily driven by higher network operating and service costs and higher depreciation, amortization and impairment charges, partly offset by lower advertising, sales and marketing expenses and lower other costs. Cost of services provided as a percentage of our revenue reached approximately 57% for Q1 2015 as compared to approximately 51% for Q1 2014. Selling, general and administrative expenses represented approximately 14% of our overall revenue for Q1 2015 as compared to approximately 14% in Q1 2014.

EMPLOYEE BENEFITS
Employee benefits reached €38.6 million in Q1 2015 and were broadly in line with the prior year period as a result of the absence of mandatory wage indexation and despite modest growth in our employee base, which was offset by lower bonus accruals.

DEPRECIATION, AMORTIZATION AND IMPAIRMENT, INCL. GAINS ON DISPOSAL OF PPE AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €98.7 million in Q1 2015 compared to €88.5 million in Q1 2014. The 12% year-on-year increase primarily reflected higher depreciation expenses related to set-top boxes and IT.

NETWORK OPERATING AND SERVICE COSTS
Network operating and service costs continue to represent the largest portion of our total operating expenses and include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network-related expenses. Compared to Q1 2014, our network operating and service costs increased €32.7 million, or 30%, from €109.3 million to €142.0 million in Q1 2015, primarily as a result of (i) significantly higher handset sales and subsidies leading to robust Q1 2015 mobile telephony net adds, (ii) higher interconnection costs driven by growth in both our mobile and fixed-line telephony subscriber base and (iii) higher copyrights and content-related expenses. Our network operating and service costs in Q1 2014 reflected a nonrecurring €12.5 million favorable impact from the settlement of certain operational contingencies, without which the increase in our network operation and service costs would have been lower.

ADVERTISING, SALES AND MARKETING
Advertising, sales and marketing expenses of €13.5 million in Q1 2015 were down 17% compared to the prior year period and reflected timing variances in some of our marketing campaigns as Q1 2014 was impacted by the launch of our “King Supersize” tariff plan and campaigns surrounding our premium entertainment services.

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OTHER COSTS, INCL. OPERATING CHARGES RELATED TO ACQUISITIONS OR DIVESTITURES AND RESTRUCTURING CHARGES
Our other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €14.8 million in Q1 2015 compared to €16.0 million in Q1 2014 and included amongst other business-supporting corporate advisory and legal fees.

2.3    Adjusted EBITDA and operating profit

For the first three months of 2015, we realized Adjusted EBITDA of €235.0 million, down 1% compared to the prior year period when we produced Adjusted EBITDA of €237.8 million and which reflected a €12.5 million favorable impact from the settlement of certain operational contingencies. Excluding this nonrecurring impact in Q1 2014, we achieved solid Adjusted EBITDA growth in Q1 2015 driven by (i) robust revenue growth of 6%, (ii) lower advertising, sales and marketing expenses and (iii) a flat evolution in employee benefits, partly offset by (i) higher handset sales and subsidies, (ii) higher interconnection costs driven by growth in both our mobile and fixed-line telephony subscriber base and (iii) higher copyrights and content-related expenses. Our Adjusted EBITDA margin reached 53.0% in Q1 2015 and was down from 57.1% in Q1 2014. Excluding the aforementioned nonrecurring impact in Q1 2014, the remaining decline in Adjusted EBITDA margin in Q1 2015 was driven mainly by a higher proportion of lower-margin mobile and premium content revenue in our overall mix and significantly higher handset sales and subsidies.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2015	2014	Change %

Adjusted EBITDA	235.0	237.8	-1%
Adjusted EBITDA margin	53.0%	57.1%

Share based compensation	(4.4)	(0.9)	389%
Operating charges related to acquisitions or divestitures	(1.0)	(0.8)	25%
Restructuring charges	0.5	—	N.M.

EBITDA	230.1	236.1	-3%

Depreciation, amortization and impairment	(98.7)	(88.5)	12%

Operating profit	131.4	147.6	-11%

Net finance expense	(71.2)	(89.1)	-20%
Share of the result of equity accounted investees	(1.1)	0.2	N.M.
Income tax expense	(25.0)	(19.9)	26%

Profit for the period	34.1	38.8	-12%
N.M - Not Meaningful

We generated operating profit of €131.4 million in Q1 2015, down 11% compared to the prior year period when our operating profit reached €147.6 million. Excluding the aforementioned nonrecurring benefit from the settlement of certain operational contingencies, our operating profit contracted as a result of (i) significantly higher handset sales and subsidies, (ii) higher expenses related to share based compensation and (iii) higher depreciation and amortization charges.

2.4    Net result

FINANCE INCOME AND EXPENSES
In Q1 2015, our net finance expenses totaled €71.2 million compared to €89.1 million of net finance expenses incurred in Q1 2014. The 20% year-on-year decrease in our net finance expenses was primarily driven by a relatively lower loss on our derivative financial instruments and lower accrued interest expenses as a result of last year’s refinancing and optimization of our interest rate derivatives portfolio. In Q1 2015, we incurred a €11.9 million non-cash loss on our derivative financial instruments, whereas the prior year period showed a non-cash loss of €23.1 million. This related to changes in the fair value of our derivative instruments, primarily reflecting an unfavorable mark-to-market valuation on our interest rate derivatives and a more favorable mark-to-market valuation of our foreign exchange derivatives. Interest income and foreign exchange gain was €0.2 million in Q1 2015 and broadly stable compared to the prior year period. Interest expenses, foreign exchange loss and other finance expenses reached €59.5 million in Q1 2015 compared to €66.2 million in Q1 2014. The 10% year-on-year decrease was driven by (i) the early redemption of the remaining outstanding amounts under certain of our Term Loans following the

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April 2014 refinancing and (ii) the favorable effects of unwinding derivatives related to the €400.0 million Senior Secured Notes due 2021 in December 2014. Please refer to Section 2.6 - Debt profile, cash balance and net leverage ratio for detailed information about our debt maturity profile.

INCOME TAXES
We recorded income tax expenses of €25.0 million in Q1 2015 compared to income tax expense of €19.9 million in Q1
2014, up 26% year-on-year.

NET INCOME
We earned net income of €34.1 million in Q1 2015, which was 12% lower compared to the €38.8 million we achieved in the prior year period. Excluding the change in the fair value of our derivatives in both periods and the nonrecurring benefit from the settlement of certain operational contingencies in Q1 2014, our net income would have been €46.0 million and €49.4 million in Q1 2015 and Q1 2014, respectively.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
Our operating activities yielded net cash of €136.9 million in Q1 2015, representing an increase of 3% compared to the prior year period when our net cash from operating activities reached €132.5 million. During the first three months of 2015, we achieved a marked improvement in our working capital trend relative to the prior year period as a result of our increased focus on a tighter working capital management. Furthermore, we incurred €14.2 million lower cash interest expenses compared to Q1 2014 driven by (i) the early redemption of the remaining outstanding amounts under certain of our Term Loans following the April 2014 refinancing, (ii) the favorable effects of unwinding derivatives related to the €400.0 million Senior Secured Notes due 2021 in December 2014 and (iii) timing variances on our cash interest payments on our Term Loans as we altered the settlement from monthly to quarterly in the course of Q1 2015. The improvement in our working capital and lower cash interest expenses were partly offset by €77.6 million higher cash taxes in Q1 2015.

NET CASH USED IN INVESTING ACTIVITIES
We used €167.5 million of net cash in investing activities in Q1 2015, up 66% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including (i) a cash payment of €15.7 million for the Belgian football broadcasting rights covering the second leg of the current 2014-2015 season, and (ii) a payment of €58.0 million following approval from the European Competition Authorities in February 2015 for the 50% investment in the local media company De Vijver Media. In Q1 2014, we used €100.9 million of net cash in investing activities. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW
Free Cash Flow for the first three months of 2015 reached €24.6 million, representing an 11% decrease compared to the prior year period when we generated Free Cash Flow of €27.6 million. The decrease in our Free Cash Flow for Q1 2015 was predominantly driven by the negative cash tax impact mentioned above. Apart from this impact, we achieved robust Free Cash Flow growth in the quarter driven by (i) a marked improvement in our working capital relative to the prior year period and (ii) substantially lower cash interest expenses compared to Q1 2014. As we do not anticipate additional income tax payments in FY 2015, we are on track to achieve our full year Free Cash Flow outlook of €240.0-250.0 million.

NET CASH USED IN FINANCING ACTIVITIES
Net cash used in financing activities was €29.5 million in Q1 2015 compared to net cash used in financing activities of €29.6 million in Q1 2014. The broadly stable evolution of our net cash used in financing activities in Q1 2015 primarily reflected (i) €25.0 million of cash used within the framework of the Share Repurchase Program 2015 and (ii) €4.4 million related to capital lease repayments and other financial payments, whereas in Q1 2014 we spent €23.0 million under the Share Repurchase Program 2014.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 10

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of March 31, 2015, we carried a total debt balance (including accrued interest) of €3,738.4 million, of which €1,357.0 million principal amount is owed under our 2010 Amended Senior Credit Facility and €1,900.0 million principal amount is related to the Senior Secured Notes issued in 2010, 2011 and 2012. Our total debt balance at March 31, 2015 also included €38.5 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In April 2014, we issued two new floating rate Term Loans under the 2010 Amended Senior Credit Facility for an aggregate amount of €1,357.0 million with a maturity of June 30, 2022 and June 30, 2023, respectively. The net proceeds of these new issuances, together with available cash and cash equivalents, were used to fully redeem the outstanding amounts under Term Loans Q, R and T and the €100.0 million Senior Secured Notes due 2016. As a result, we do not have any maturities of our outstanding debt prior to November 2020. In addition, as part of the aforementioned refinancing, we also launched an extension process for our existing Revolving Facility (“Facility S”). As a result, we now have full access to a committed Revolving Facility of €322.9 million, being €36.9 million under “Facility S” (with availability up to December 31, 2016) and €286.0 million under “Facility X” (with availability up to September 30, 2020).

DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at March 31, 2015.

Exhibit 2: Debt maturity table as of December 31, 2014

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2014
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1	—	June 30, 2022	Floating - 3-month Euribor + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating - 3-month Euribor + 3.50%	Quarterly (Jan., April, July, Oct.)
Revolving Credit Facility (Facility S)	36.9	—	36.9	December 31, 2016	Floating - 1-month Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility X)	286.0	—	286.0	September 30, 2020	Floating - 1-month Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3-month Euribor + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,579.9	3,257.0	322.9

CASH BALANCE AND AVAILABILITY OF FUNDS
At March 31, 2015, we held €129.0 million of cash and cash equivalents compared to €189.1 million at December 31, 2014. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. The €60.1 million decrease in our cash and cash equivalents compared to December 31, 2014 was amongst others caused by (i) the payment of cash

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 11

taxes of €77.6 million in the course of Q1 2015, (ii) the payment of €58.0 million for a 50% interest in De Vijver Media, (iii) the payment of €15.7 million in respect of the Belgian football broadcasting rights for the 2014-2015 season and (iv) the repurchase of 424,569 shares under the Share Repurchase Program 2015, partly offset by solid underlying cash flow growth. At March 31, 2015, we had access to an additional committed Revolving Facility of €322.9 million, subject to compliance with the covenants mentioned below.

NET LEVERAGE RATIO
As of March 31, 2015, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.7x, which was unchanged compared to the end of December 2014. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. Please refer to Section 3.2 - Subsequent events for updated information about our net leverage ratio following the recently announced acquisition of BASE Company NV.

2.7    Capital expenditures

Accrued capital expenditures reached €89.6 million for the first three months of 2015, representing approximately 20% of our revenue versus 17% in Q1 2014. Compared to the prior year period, our accrued capital expenditures showed a substantial increase of 28% as Q1 2015 was impacted by the recognition of the Belgian football broadcasting rights for the 2015-2016 season. Under EU IFRS, these non-exclusive broadcasting rights have been capitalized as intangible assets and will be amortized on a pro‐rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented 14% of our revenue due to timing variances in certain scheduled network investments and lower set-top box related capital expenditures.

Set-top box related capital expenditures decreased by 12% from €1.7 million in Q1 2014 to €1.5 million in Q1 2015, reflecting modest growth in our digital cable TV subscriber base offset by decreases in inventory levels. In Q1 2015, set-top box related capital expenditures reached approximately 2% of our total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season.

Capital expenditures for customer installations totaled €14.7 million in Q1 2015, or approximately 24% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season, compared to €17.3 million in Q1 2014. The 15% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year, while we continued to benefit from efficiencies as customers increasingly opted for self-installation. House visits under our “Yellow House” program are expected to ramp up as of Q2 2015.

Accrued capital expenditures for network growth and upgrades decreased 13% from €22.0 million in Q1 2014 to €19.1 million in Q1 2015, and represented approximately 31% of total accrued capital expenditures excluding the Belgian football broadcasting rights for the 2015-2016 season. The lower spending versus the prior year period was primarily driven by relatively lower spending on node-splitting. Investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf” are expected to increase in the course of FY 2015.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €54.3 million in Q1 2015 compared to €29.0 million in Q1 2014 and included the Belgian football broadcasting rights for the 2015-2016 season, as mentioned above.

This implies that approximately 58% of our accrued capital expenditures for the first three months of 2015 were scalable and subscriber growth related excluding the Belgian football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 12

3    Outlook and other information

3.1    Outlook for the year 2015

Having completed the first three months of 2015, we reconfirm our full year outlook as provided on February 12, 2015. Taking the current economic and intensely competitive environment into account, including the potential ramifications from cable wholesale, we target revenue growth of “between 4-5%” for 2015 driven by a higher contribution from our entertainment and mobile businesses, continued growth for our B2B activities and a generally higher contribution from our fixed connectivity business driven by continued RGU growth and the benefit of price adjustments on certain fixed services that occurred at the end of January 2015.

The growth in our Adjusted EBITDA in 2015 will be impacted by higher investments in our lower-margin premium content and entertainment platform and our focus on improving in-home connectivity for our customers, while our FY 2014 Adjusted EBITDA was favorably impacted by a nonrecurring €12.5 million benefit. As a result, we target Adjusted EBITDA growth of “around 4%” for 2015. Excluding the aforementioned nonrecurring benefit in FY 2014, the targeted underlying growth rate in Adjusted EBITDA would be meaningfully higher.

Accrued capital expenditures, excluding the impact from the renewal of the Belgian football broadcasting rights, are estimated to represent “around 21% of our revenue” and reflect higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf”.

Finally, we see Free Cash Flow in the €240.0-250.0 million range as a result of solid underlying growth in our Adjusted EBITDA, a targeted improvement in our working capital and lower cash interest expenses as a result of our optimized derivatives portfolio. This represents a solid improvement versus the achieved Free Cash Flow of €235.3 million in 2014 despite substantially higher cash tax expenses in 2015.

Exhibit 3: Outlook FY 2015

Outlook FY 2015
(as presented on February 12, 2015)
Revenue growth	4 - 5%
Adjusted EBITDA growth	Around 4%
Accrued capital expenditures, % of revenue	Around 21%(1)
Free Cash Flow	€240.0 - 250.0 million(2)

(1)	Excluding the Belgian football broadcasting rights.

(2)
Assuming the tax payment on our 2014 tax return will not occur until early 2016, and excluding additional cash interest expenses incurred for the new debt facilities related to the acquisition of BASE Company NV.

3.2    Subsequent events

AGREEMENT to acquire BASE Company NV
On April 20, 2015, Telenet announced that it has entered into a definitive agreement to acquire BASE Company NV for €1.325 billion from Koninklijke KPN N.V (the “seller”). The acquisition values BASE Company at a multiple of 8.0x BASE Company’s 2015E EBITDA as adjusted by Telenet and 5.0x Adjusted EBITDAiii, as adjusted for projected annual run-rate synergies and one-off investmentsiv. This acquisition would provide Telenet long-term mobile access to effectively compete for future growth opportunities in the mobile market. As a result of the acquisition, Telenet would be able to meet the rising demand from both residential and business customers for the full range of fixed and mobile

___________________________________

iii
The estimated FY 2015 Adjusted EBITDA of €165 million under EU-IFRS is based on Telenet management’s assumptions and is adjusted to exclude BASE Company’s discontinued operations and reorganization costs.

iv
Based on Telenet management’s assumptions including estimated annual run-rate savings on FY 2017 MVNO-related expenses and other estimated annual run-rate opex savings to be achieved by FY 2019. In addition, for purposes of computing the acquisition multiples, the enterprise value was increased by approximately €240 million of projected one-off investments in BASE Company’s network and integration costs.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 13

services, and to continue providing an amazing customer experience. Telenet will make expenditures of around €240 million, including targeted investments in BASE Company’s mobile network and integration costs, most of which will occur over the next few years. Telenet expects to achieve combined annual run-rate opex and capex synergies of approximately €150 millionv, driven in large part by the migration of Telenet’s mobile telephony subscriber base to the BASE Company network. Telenet intends to finance the acquisition through a combination of €1.0 billion of new debt facilities and existing liquidity. On a pro-forma basis and excluding synergies, Telenet’s net leverage ratiovi as of December 31, 2014 would have been approximately 4.45x compared to 3.7x on a reported basis, which is well within Telenet’s long-term target range and financial covenants. The acquisition of BASE Company NV is subject to customary closing conditions, including merger approval from the relevant competition authorities, and is expected to close by the end of March 2016. The agreement provides that in the event the relevant competition authorities fail to approve the transaction, Telenet would be required to pay the seller a termination fee of €100.0 million.

3.3    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises CVBA, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release.

_____________________________________________

[v]
Based on Telenet management’s assumptions including estimated annual run-rate savings on FY 2017 MVNO-related expenses, other estimated annual run-rate opex savings to be achieved by FY 2019 and approximately €5 million of estimated annual run-rate capex synergies.

vi
The pro-forma net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using pro-forma net total debt, excluding (a) subordinated shareholder loans, (b) capitalised elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195 million, divided by last two quarters’ annualised combined EBITDA as adjusted to add back a €19 million negative impact of discontinued operations for BASE Company NV in FY 2014 and excluding synergies.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 14

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	March 2015	March 2014	Change %

Total Services

Homes passed - Combined Network(11)	2,921,100	2,899,400	1%

Television
Basic Video(4)	383,300	448,600	-15%
Enhanced Video(5)	1,688,100	1,649,400	2%
Total Video	2,071,400	2,098,000	-1%

Internet
Residential Broadband Internet	1,494,900	1,435,200	4%
Business Broadband Internet	39,600	38,400	3%
Total Broadband Internet(6)	1,534,500	1,473,600	4%

Telephony
Residential Telephony	1,158,500	1,077,400	8%
Business Telephony	16,000	14,700	9%
Total Telephony(7)	1,174,500	1,092,100	8%

Mobile telephony(8)	924,500	779,400	19%

Total Services (excl. Mobile)(12)	4,780,400	4,663,700	3%

Churn(13)

Basic cable television	8.2%	7.6%
Broadband internet	7.6%	7.0%
Telephony	8.9%	7.5%

Customer relationship information - Combined Network

Triple-play customers	1,044,800	959,200	9%
Total customer relationships(9)	2,186,600	2,203,600	-1%
Services per customer relationship(9)	2.19	2.12	3%
ARPU per customer relationship (in € / month)(10)	48.8	46.2	6%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 15

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated financial statements

5.1	EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited

	For the three months ended
(€ in millions, except shares and per share amounts)	March 31,
	2015	2014	Change %
Profit for the period
Revenue

Revenue	443.4	416.8	6%
Expenses
Cost of services provided	(251.8)	(212.0)	19%
Gross Profit	191.6	204.8	-6%
Selling, general & administrative expenses	(60.2)	(57.2)	5%
Operating profit	131.4	147.6	-11%
Finance income	0.2	0.2	—
Net interest income and foreign exchange gain	0.2	0.2	—
Finance expenses	(71.4)	(89.3)	-20%
Net interest expense, foreign exchange loss and other finance expenses	(59.5)	(66.2)	-10%
Net loss on derivative financial instruments	(11.9)	(23.1)	-48%
Net finance expense	(71.2)	(89.1)	-20%
Share of the result of equity accounted investees	(1.1)	0.2	N.M.
Profit before income tax	59.1	58.7	1%
Income tax expense	(25.0)	(19.9)	26%
Profit for the period	34.1	38.8	-12%

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability (asset)	—	(0.7)	-100%
Other comprehensive loss for the period, net of income tax	—	(0.7)	-100%
Total comprehensive income for the period	34.1	38.1	-10%

Profit attributable to:	34.1	38.8	-12%
Owners of the Company	34.1	38.8	-12%
Non-controlling interests	—	—	N.M.

Total comprehensive income for the period, attributable to:	34.1	38.1	-10%
Owners of the Company	34.1	38.1	-10%
Non-controlling interests	—	—	N.M.

Weighted average shares outstanding	116,748,772	115,354,884
Basic earnings per share	0.29	0.34
Diluted earnings per share	0.29	0.33

Revenue by Nature
Subscription revenue:
Video	137.3	135.3	1%
Broadband internet	135.2	126.3	7%
Fixed-line telephony	56.3	51.2	10%
Cable subscription revenue	328.8	312.8	5%
Mobile telephony	47.9	41.8	15%
Total subscription revenue	376.7	354.6	6%
Business services	28.4	25.7	11%
Other	38.3	36.5	5%
Total Revenue	443.4	416.8	6%

Expenses by Nature
Employee benefits	38.6	38.2	1%
Share based compensation	4.4	0.9	389%
Depreciation	67.4	60.8	11%
Amortization	17.1	14.4	19%
Amortization of broadcasting rights	14.6	13.8	6%
Gain on disposal of property and equipment and other intangible assets	(0.4)	(0.5)	-20%
Network operating and service costs	142.0	109.3	30%
Advertising, sales and marketing	13.5	16.3	-17%
Other costs	14.3	15.2	-6%
Operating charges related to acquisitions or divestitures	1.0	0.8	25%
Restructuring charges	(0.5)	—	N.M.

Total Expenses	312.0	269.2	16%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 16

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2015	2014	Change %

Cash flows from operating activities
Profit for the period	34.1	38.8	-12%
Depreciation, amortization, impairment and restructuring changes	98.2	88.5	11%
Working capital changes and other non cash items	37.1	(38.4)	N.M.
Income tax expense	25.0	19.8	26%
Net interest expense, foreign exchange loss and other finance expenses	59.3	66.0	-10%
Net loss on derivative financial instruments	11.9	23.1	-48%
Cash interest expenses and cash derivatives	(51.1)	(65.3)	-22%
Income taxes paid	(77.6)	—	N.M.

Net cash from operating activities	136.9	132.5	3%

Cash flows from investing activities
Purchases of property and equipment	(68.3)	(65.1)	5%
Purchases of intangibles	(41.1)	(36.9)	11%
Investments in equity accounted investees	(59.2)	—	N.M.
Proceeds from sale of property and equipment	1.1	1.1	—
Purchase of broadcasting rights for resale purposes	—	(5.5)	-100%
Proceeds from the sale of broadcasting rights for resale purposes	—	5.5	-100%

Net cash used in investing activities	(167.5)	(100.9)	66%

Cash flows from financing activities
Repurchase of own shares	(25.0)	(23.0)	9%
Other financing activities (incl. finance leases)	(4.5)	(6.6)	-32%

Net cash used in financing activities	(29.5)	(29.6)	—

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	189.1	214.1	-12%
Cash at end of period	129.0	216.1	-40%

Net cash generated (used)	(60.1)	2.0	N.M.

Free Cash Flow
Net cash from operating activities	136.9	132.5	3%
Cash payments for direct acquisition and divestiture costs	0.1	—	N.M.
Purchases of property and equipment	(68.3)	(65.1)	5%
Purchases of intangibles	(41.1)	(36.9)	11%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.5)	(1.2)	-58%
Principal payments on post acquisition additions to network leases	(2.5)	(1.7)	47%
Free Cash Flow	24.6	27.6	-11%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 17

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	March 31,	December 31,	Change
	2015	2014

ASSETS
Non-current Assets:
Property and equipment	1,386.8	1,417.5	(30.7)
Goodwill	1,241.8	1,241.8	—
Other intangible assets	267.7	248.4	19.3
Deferred tax assets	108.4	102.0	6.4
Investments in equity accounted investees	59.7	1.4	58.3
Other assets	1.0	2.3	(1.3)
Total non-current assets	3,065.4	3,013.4	52.0

Current Assets:
Inventories	15.5	17.1	(1.6)
Trade receivables	105.7	111.7	(6.0)
Other current assets	86.1	77.8	8.3
Cash and cash equivalents	129.0	189.1	(60.1)
Total current assets	336.3	395.7	(59.4)

TOTAL ASSETS	3,401.7	3,409.1	(7.4)

EQUITY AND LIABILITIES
Equity:
Share capital	12.7	12.7	—
Share premium and other reserves	1,002.0	1,019.1	(17.1)
Retained loss	(2,360.2)	(2,394.3)	34.1
Remeasurements	(10.5)	(10.5)	—
Total equity attributable to owners of the Company	(1,356.0)	(1,373.0)	17.0
Non-controlling interests	10.7	10.7	—
Total equity	(1,345.3)	(1,362.3)	17.0

Non-current Liabilities:
Loans and borrowings	3,658.6	3,654.7	3.9
Derivative financial instruments	128.9	114.2	14.7
Deferred revenue	1.4	1.7	(0.3)
Deferred tax liabilities	140.0	133.4	6.6
Other liabilities	76.2	82.6	(6.4)
Total non-current liabilities	4,005.1	3,986.6	18.5

Current Liabilities:
Loans and borrowings	79.8	78.8	1.0
Trade payables	128.6	114.4	14.2
Accrued expenses and other current liabilities	319.4	325.2	(5.8)
Deferred revenue	74.9	73.0	1.9
Derivative financial instruments	26.9	28.4	(1.5)
Current tax liability	112.3	165.0	(52.7)
Total current liabilities	741.9	784.8	(42.9)

Total liabilities	4,747.0	4,771.4	(24.4)

TOTAL EQUITY AND LIABILITIES	3,401.7	3,409.1	(7.4)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 18

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures.  Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 8.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

(5)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber.  As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

(6)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

(7)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

(8)
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after a 90-day inactivity period.

(9)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(10)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(11)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(12)
Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2015 19

counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts.

(13)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(14)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on April 28, 2014 at 2:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations:         Rob Goyens     - rob.goyens@staff.telenet.be          - Phone: +32 15 333 054
Thomas Deschepper     - thomas.deschepper@staff.telenet.be    - Phone: +32 15 366 645
Press & Media Relations:    Stefan Coenjaerts     - stefan.coenjaerts@staff.telenet.be     - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2014 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the three months ended March 31, 2015 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2014 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on April 28, 2015 at 7:00am CET